EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT
                          -----------------------------

The Board of Directors
Watts Industries, Inc.:

We consent to the incorporation by reference in the registration Statement on Form S-8 of Watts Industries, Inc. of our report dated February 12, 2003 except as to note 19, which is as of March 25, 2003, with respect to the consolidated balance sheets of Watts Industries, Inc. and subsidiaries as of December 31, 2002, and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Watts Industries, Inc.

/s/ KPMG LLP

Boston, Massachusetts
May 30, 2003